UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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FLOWSTONE OPPORTUNITY Fund

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FlowStone + WTW

FlowStone + WTW Important Information 2 This material is published as assistance for recipients but does not constitute investment advice and is not to be relied upon as authoritative nor to be substituted for one’s own judgment. This information is not a recommendation to purchase or sell a security or follow any strategy or allocation. Before making any investment decision, you should seek expert, professional advice and obtain information regarding the legal, fiscal, regulatory and foreign currency requirements for any investment according to the laws of your home country and place of residence. The information contained herein reflects views as of a particular time and is subject to change without notice. It is for illustrative purposes only and may not be representative of current or future investments or allocations. Any forward-looking statements are based on assumptions, and actual results may vary from such statements. There is no requirement to update information provided, unless otherwise required by applicable law. While reasonable efforts have been used to obtain information from reliable sources, no representations or warranties are made as to the accuracy, reliability or completeness of third-party information presented. The information contained in this document is unaudited. Please read the proxy statement when it is available because it contains important information. The proxy statement will be mailed to shareholders of record, and shareholders will also be able to access the proxy statement, and any other relevant documents, on the SEC's website at www.sec.gov once filed. The proxy statement also will be available at www.flowstonepartners.com and a paper copy can be obtained at no charge by calling (312) 429-2488.

FlowStone + WTW FlowStone WTW: Key Milestones 3 30+ years executing private equity secondary transactions FlowStone founder Scott Conners began investing in secondaries, with 22 years of experience at Landmark Partners 1993 WTW launches private markets investment solutions globally for institutional investors 1995 FlowStone launched to offer the benefits of PE secondaries in accessible fund structures for smaller institutional and retail investors 2017 FlowStone Opportunity Fund assets surpass $700m. WTW enters retail space, with the launch of a private equity co-investment fund 2024 FlowStone and WTW sign a deal to bring FlowStone into WTW’s investment platform, expanding private equity opportunities for investors 2025

FlowStone + WTW 4 This acquisition combines the complementary strengths of WTW and FlowStone to create a next-generation platform for private equity secondaries, leveraging WTW’s scale as one of the world’s largest investment consultants & Outsourced Chief Investment Officer providers, with FlowStone’s specialist PE secondaries expertise. FlowStone + WTW “This isn’t just an acquisition, it’s a bold investment in our vision for private equity secondaries, as we seek to raise the bar for what clients should expect from private markets solutions.” —Diya Luke, Global Head of Investments, WTW

FlowStone + WTW Complementary Strengths 5 Achieve greater scale and institutional reach with expanded capacity to pursue more deals and investments Global platform with $3.5T+ in AUA and $179B in AUM 100+ researchers & 50+ private markets specialists $23B in private markets AUM | $65B in AUA Propriety deal flow from OCIO clients seeking liquidity solutions. Access to highly sought after institutional investors Leading risk and Operational Due Diligence capabilities 30+ years dedicated private equity secondaries investment experience Over $13B+ of capital deployed invested by core team across 150 transactions Streamlined, one-fund evergreen solution 1,400 clients and investors across 40+ RIAs and leading wealth firms Highly rated by leading institutional investment consultants Global AUM, client count and Private markets AUM/AUA as of June 30, 2025. WTW colleague count as of June 30, 2024.

FlowStone + WTW WTW Partnership: Expanding Value and Opportunity for Investors 6 WTW investment partnership provides: • Investment Capital from WTW’s OCIO (Discretionary) and Advisory Relationships • Access to long-duration capital across WTW’s OCIO and advisory platforms • Larger, more diversified investor base should support increased investment activity and strengthen liquidity • New leverage facility, cash on balance sheet + new inflows expected to result in >$250mm of investable capital at closing, potentially providing enhanced return contribution from new deal purchase price discounts • Expanded Opportunity Set • Global reach via WTW’s 100+ member research team across five continents provides expanded deal sourcing • Broader geographic coverage and enhanced visibility across global private markets • Strengthened Investment Platform and Capabilities • Expanded Investment Committee includes senior members of WTW’s Global Investment team, including global head of private equity research and CIO of North America • Integration of WTW’s institutional-grade operational due diligence and risk management into the investment process • Improved sourcing power through WTW’s network and credit capabilities • Privileged Access to Private Equity Sponsors and Data • Unique connectivity with hard to access private equity sponsors as one of the industry’s largest institutional advisory platforms • Increased access to proprietary data, analytics, and research insights

FlowStone + WTW • WTW life insurance client has a $5 billion private equity run off portfolio, with approximately 50% of its remaining assets allocated to a legacy private equity portfolio. The program has not made new commitments in roughly five years • FlowStone is uniquely positioned to provide traditional and non-traditional liquidity solutions to WTW clients seeking to reduce the duration of their private equity portfolio WTW Partnership: Early Case Study 7 • WTW consultant identified FlowStone as a strong fit for their institutional advisory clients • The client plans to deploy $300-$400 million into an established private equity program by 2028 • FlowStone aligns directly with the client’s strategic needs, with additional early interest already gathering amongst the wider WTW institutional and wealth client base Unlocking Institutional Capital Raising Opportunities Differentiated Sourcing Opportunities v v

FlowStone + WTW 8 01 Platform scale & team 02 Attractive market opportunity today (vs. buyout, PD) 03 Investment philosophy & strategy 04 Current portfolio + recommended role in a PM portfolio 05 Track record FlowStone + WTW Private Equity Secondaries

FlowStone + WTW WTW: Global Investment Platform With Local Specialists 9 Global investment platform with local specialists Global Engine1 $179B in WTW AUM globally 477 Discretionary clients 100+ researchers 230+ operations and trading 950+ investment professionals 70+ portfolio management professionals 300+ new strategies created with managers Global AUM, client count and Private markets AUM/AUA as of June 30, 2025. WTW colleague count as of June 30, 2024. China $65B Private markets assets under supervision globally $23B Private markets AUM

FlowStone + WTW Investment Leadership Team 10 Jon Pliner Global CIO Denise Kehler* North American CIO Source: WTW data as of September 2025. Asset Class Specialists Cross Asset Class Functions Portfolio Management Scott Conners Managing Director Michael Carrano Managing Director Andreas Münderlein Managing Director Integrating global leadership with specialist resourcing Proprietary Risk Analytics & Tools Andrew Brown Head of Private Equity Manager Research Investment Committee *Non-Voting Member

FlowStone + WTW Secondaries Market Backdrop 11 Transaction volume has grown at an ~11% CAGR since 2019 and is expected to continue growing over the next several years Secondaries have posted higher median returns than other private market strategies over the past decade. Median and Percentile IRR: 2012–21 Vintage Funds1 IRR Supply Demand Limited exit routes Liquidity needs Narrowing bid-ask spread Increasing familiarity AUM expansion New market entrants Growing syndicate base More dedicated capital Willingness to deploy Attractive valuations v v Secondaries Transaction Volume Continues to Grow Key Market Drivers Source: Evercore Private Capital Advisory $26 $32 $68 $48 $51 $71 $48 $53 $28 $66 $55 $63 $89 $54 2019 2020 2021 2022 2023 2024 1H 2025 GP-Led LP-Led ($B) $79 $60 $134 $103 $114 $160 $102 19.3% 20.2% 11.6% 12.5% 14.8% 12.7% 8.7% 7.8% 10.8% 5.1% 6.9% 1.0% Top Quartile Median Bottom Quartile Secondaries Private Equity Private Debt Real Estate Source: McKinsey & Company 1Median Internal Rate of Return (IRR) calculated by taking the average of the median IRR for funds within each vintage year from 2012-2021. Net IRR to date through Sept 30, 2024. Data Source: MSCI Private Capital Solutions. Provided for illustrative purposes only and does not reflect returns an investor in the Fund should expect to receive.

FlowStone + WTW Private Equity Secondary Market Supply and Demand 12 To be raised in the next 12 months 1H 2025 Dry Powder 51% 32% 13% 5% $171bn $218bn Largest 8 Buyers (Each has Dry Powder >6.0bn) Largest 25 Buyers (Each has Dry Powder >1.5bn) Largest 50 Buyers (Each has Dry Powder >500m) Expected Next 12-month Deployment = $190bn Capital Raised to DPI2 by Vintage Year $171bn in available dry power, down 21% from 12 months ago Assuming secondary volume of $190 billion implies a “dry powder ratio” (current + NTM estimated fundraising / annual volume) of 2.05x DPI remains below historical trends and could unlock additional supply the provide additional pricing power to buyers Dry Powder1 as of June 2025 $188 $255 $195 $349 $264 $384 $373 $417 $361 1.16x 0.97x 0.55x 0.36x 0.28x 0.13x 0.05x 0.07x 0.05x 0.00x 0.20x 0.40x 0.60x 0.80x 1.00x 1.20x 1.40x $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 2016 2017 2018 2019 2020 2021 2022 2023 2024 Capital Raised ($B) Pooled DPI Source: Evercore Private Capital Advisory 1Dry Powder is defined Amount of committed but uncalled capital that an investment manager has available to deploy into new investments. 2Distributionsto Paid-In Capital (DPI) measures the amount of capitalreturned to investors relative to the capital they have contributed. It reflects realized performance only. Source: PitchBook

FlowStone + WTW An Investment Philosophy That Exploits Market Dynamics 13 FlowStone seeks to provide liquidity solutions to sellers that often have structural, systemic, strategic, or regulatory motivations for seeking liquidity Solution Provider Seek Quality and Value Mature Assets Rigorous Diligence Risk Mitigation A systematic approach to sourcing and rigorous asset-level diligence are a key focus for FlowStone in order to generate excess risk-adjusted returns

FlowStone + WTW FlowStone Opportunity Fund (FSOF)– Fund Highlights 14 Investment Strategy Flexibility to invest in deal types that are often less competitive due to structural constraints inherent in traditional fund structures Capture broadest universe of secondary opportunities by focusing on traditional and more innovative transaction types Single master fund creates alignment with investors and provide access to a best ideas portfolio Seek to achieve performance that is consistent with the historical risk adjusted returns of private equity secondaries 40+ Advisory firm relationships 1400+ Underlying shareholders 61 Completed transactions 202 Fund interests 1250+ Underlying portfolio companies $757M Assets under management 1Investment Platform data as of July 1, 2025.

FlowStone + WTW FSOF – Underlying Fund Manager Snapshot 15 • The FSOF provides immediate exposure to portfolio companies managed by respected private equity firms with long track records of investing across different market cycles. • The private equity managers outlined below represent 70%+ of the Fund’s Q3 2025 NAV. Holdings are subject to change and should not be considered recommendations to buy or sell any security.

FlowStone + WTW FSOF Portfolio Overview 16 Source: Company provided materials. 1. Transactions are defined as the number of individual investment transactions closed by the Fund during the measurement period. 2. Represents the 10 largest individual investment positions in the Fund as determined by Net Asset Value as of 09/30/2025. Asset Allocation Transaction Type (NAV) Investment Strategy (NAV) Geographic Breakdown Transactions & Holdings Top 10 Fund Holdings By NAV2 % of NAV WPGG 6.20% Kohlberg TE VIII 4.00% Project Porsche 3.90% KKR Americas XII 3.80% Brookfield 3.00% Lightspeed 2.50% Awz Pentera II 2.50% Audax PE Fund VI-A 2.40% DFJ 2.30% Roark 2.30% Total 34.5% Transaction1 # of Funds # of Companies Pre-Q4 2022 Transactions 158 840+ Primaries 23 300+ Project Ignite 1 1 Project Zipper 1 10 Project Tetra 1 1 Project Rose 3 43 Project Prosper 2 51 Project Jordan 1 3 Project Ranger 7 228 Project ST 2 108 Project Athena 1 1 Project Sol 5 33 Project Lego 1 9 Total 202 1650+ 78% 12% 10% N. America W. Europe Rest of World 84% 14%2% Secondary Primary Co-investment 84% 2% 14% Buyout Credit Venture

FlowStone + WTW FSOF Investment Performance 17 The performance data shown represents past performance of FlowStone Opportunity Fund Class I Shares; performance results may be different across share classes. Past performance is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the past performance quoted. It is not possible to invest directly in an index. Please see important endnotes to performance on the page 23. .. Returns are presented net of expenses. Expense ratios are 5.63% for Class A shares; 5.08% for Class D shares; 4.78% for Class I shares; 4.78% for Class M shares. Performance figures do not reflect the 2% early repurchase fee that may apply to some unit holders. Expenses are estimated as of the Fund’s prospectus, effective July 31, 2025. 1FlowStone Opportunity Fund (FSOF) has an August 31, 2019 inception date. 13.2% annualized net return since inception1 5.2% 5.1% 13.0% 13.2% 10.8% 15.2% 11.6% 9.8% Flowstone Russell 2000 1-Year 3-Year Annualized ITD Annualized Investment Performance As of September 30, 2025 5-Year Annualized FlowStone has delivered consistent long-term performance: FSOF has outperformed the Russell 2000 by 35%+ since inception Net investment multiple of 2.12x Demonstrated resilience and outperformance during periods of market stress — including COVID, rate hikes in 2022, and tariff-related volatility in 1H’25

FlowStone + WTW Appendix 18

FlowStone + WTW Shareholder Proxy Vote 19 Timeline: Activities and Dates December 2025 FSOF Board of Trustees will vote to approve proxy statement and supporting materials Preliminary proxy is filed with the SEC on Schedule 14A for regulatory review and approval Definitive proxy is filed with the SEC and mailed to shareholders of record Shareholder proxy solicitation period begins. Eligible shareholders can receive both physical and electronic proxy materials. January and February 2026 Shareholder proxy voting window can remain open for 60 days, or until sufficient votes are received to determine the outcome Proxy voting period closes at a shareholder meeting, and votes are certified. The proposal to approve a new management agreement in the proxy requires (i) participation by more than 50% of outstanding shares, with a two-thirds majority voting in favor or (ii) a vote in favor by a majority of the outstanding shares to pass. Please read the proxy statement when it is available because it contains important information. The proxy statement will be mailed to shareholders of record, and shareholders will also be able to access the proxy statement, and any other relevant documents, on the SEC's website at www.sec.gov once filed. The proxy statement also will be available at www.flowstonepartners.com and a paper copy can be obtained at no charge by calling (312) 429-2488.

FlowStone + WTW FlowStone Leadership Team 20 Scott Conners Managing Director 30+ years of private equity secondaries investing experience, Scott Conners began investing in secondaries at Landmark Partners (now part of Ares), a leading secondaries platform, where he sourced $7.5B of secondaries transactions and was one of the earliest pioneers in the market Launched FlowStone Partners as an independently managed subsidiary of a leading RIA MBA from Pennsylvania State University Michael Carrano Managing Director 23+ years of secondary and direct private equity investment experience Responsible for portfolio management, transaction origination, due diligence, structuring, and closing of secondary and primary transactions Previously spent 14 years at Landmark Partners, as well as Conning Capital Partners and GE Capital’s Commercial Finance unit MBA from the Tuck School of Business at Dartmouth Andreas Münderlein Managing Director 20+ years of private equity secondary, primary and co-investing experience Responsible for portfolio management, transaction origination, due diligence, structuring, and closing of secondary and primary transactions Previously served as an Investment Manager at Partners Group – closed over 50 transactions representing over $4.5B of invested capital to date MBA from the Ludwig-Maximilian University Mark Phillip Managing Director 21+ years of experience in commercializing and investing in liquid and illiquid alternative strategies Responsible for business development, investor relations, product development, and strategic relationships Previously served as a Principal at MatlinPatterson – led the launch and distribution of new fund vehicles, sub-advisory relationships and SMAs for institutional investors and wealth platforms Masters in Finance from the Mendoza College of Business at the University of Notre Dame Executive Background

FlowStone + WTW WTW Investment Team 21 Jon Pliner, CFA Global CIO Global CIO responsible for delegated portfolio solutions and serves on Private Markets and Real Assets Investment Committees Responsible for all aspects of WTW’s investment philosophy and investment process across the firm — spanning research, portfolio management, asset research, manager research, and content that feeds into advisory portfolios and solutions for clients globally B.S. in Economics with minors in Mathematics and Actuarial Sciences from University of Pennsylvania Andrew Brown Head of Private Equity Manager Research Leads Global Private Equity Manager Research at WTW and is co-portfolio manager of the WTW Private Equity Access Fund Held several roles since joining WTW in 2008, including leading WTW’s investment efforts in European private equity and emerging market ideas Prior to joining WTW, Andrew was at Robbins and Associates, a financial and accounting advisory firm, where he researched, created and managed alternative investment portfolios for ultra-high-net-worth clients MBA from University of Chicago, Booth School of Business Denise Kehler North American CIO CIO for North America and a member of the Global Content Leadership Team Oversees investment content, strategy, and innovation to ensure North American clients receive WTW’s best investment thinking across solutions and advisory Prior to joining WTW, Denise was the President and Chief Investment Officer of the Teachers’ Retirement Allowances Fund in Manitoba and the Director of Investment Services at the Public Employees Benefits Agency in Saskatchewan where she advised the boards of several defined benefit plans, an annuity fund and defined contribution plans - including the largest defined contribution plan in Canada. MBA from University of Regina Executive Background

FlowStone + WTW Disclosures 22

FlowStone + WTW Important Disclosures | Performance Reporting 23 (1)The performance data shown represents past performance. Past performance is no guarantee of future results. Investment return and principal value will fluctuate, and shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the past performance quoted. (2)Returns are presented net of expenses. Expense ratios are 5.63% for Class A shares; 5.08% for Class D shares; 4.78% for Class I shares; 4.78% for Class M shares. Performance figures do not reflect the 2% early repurchase fee that may apply to some unit holders. Expenses are estimated as of the Fund’s prospectus, effective July 31, 2025. (3)The Adviser has entered into an expense limitation agreement (the “Expense Limitation Agreement”) with the Fund, whereby the Adviser has agreed to waive fees that it would otherwise be paid, and/or to assume expenses of the Fund (a “Waiver”), if required to ensure the Total Annual Expenses (excluding taxes, interest, brokerage commissions, certain transaction-related expenses, extraordinary expenses, the Incentive Fee and any acquired fund fees and expenses) do not exceed 2.80% on an annualized basis for Class A Shares, 2.25% on an annualized basis of Class D Shares, 1.95% on an annualized basis for Class I Shares, and 1.95% on an annualized basis for Class M Shares (the “Expense Limit”). For a period not to exceed three years from the date on which a Waiver is made, the Adviser may recoup amounts waived or assumed, provided it is able to effect such recoupment without causing the Fund’s expense ratio (after recoupment) to exceed the lesser of (a) the expense limit in effect at the time of the waiver, and (b) the expense limit in effect at the time of the recoupment. The Expense Limitation Agreement will continue until at least March 15, 2026, and will automatically renew thereafter for consecutive twelve-month terms, provided that such continuance is specifically approved at least annually by a majority of the Trustees. The Expense Limitation Agreement may be terminated by the Fund’s Board of Trustees upon thirty days’ written notice to the Adviser. The Expense Limitation Agreement may not be terminated by the Adviser without the consent of the Fund’s Board of Trustees. (4)Shareholders also indirectly bear a portion of the asset-based fees, performance or incentive fees or allocations and other expenses incurred by the Fund as an investor in the Portfolio Funds. Generally, asset-based fees payable in connection with Portfolio Fund investments will range from 1% to 2.5% (annualized) of the commitment amount of the Fund’s investment, and performance or incentive fees or allocations are typically 20% of a Portfolio Fund’s net profits annually, although it is possible that such amounts may be exceeded for certain Portfolio Fund Managers. Historically, a substantial majority of the direct investments made by the Adviser and its affiliates on behalf of their clients have been made without any “acquired fees” (i.e., free of the management fees and performance/incentive fees or allocations that are typically charged by Portfolio Fund Managers). The “Acquired Fund Fees and Expenses” disclosed above, however, do not reflect any performance-based fees or allocations paid by the Portfolio Funds that are calculated solely on the realization and/or distribution of gains, or on the sum of such gains and unrealized appreciation of assets distributed in kind, as such fees and allocations for a particular period may be unrelated to the cost of investing in the Portfolio Funds.

FlowStone + WTW Important Disclosures | Performance Reporting 24 (5) Information about benchmark indices is provided to allow you to compare it to the performance of the Fund. The Fund is actively managed and not intended to replicate the performance of the indices: the performance and volatility of the Fund may differ materially from the performance and volatility of the indices, and Fund holdings will differ significantly from the securities that comprise the indices. You cannot invest directly in indices, which do not take into account trading commissions and costs. Russell 2000 - The Russell 2000® Index is a subset of the Russell 3000® Index representing approximately 10% of the total market capitalization of that index. It includes approximately 2,000 of the smallest securities based on a combination of market cap and current index membership. MSCI World Index - The MSCI World Index is a broad global equity index that represents large and mid-cap equity performance across all 23 developed markets countries. It covers approximately 85% of the free float-adjusted market capitalization in each country. PitchBook PE Index - Quarterly return: Calculated as the aggregate percentage change in aggregate NAV for each group of funds in a sample, considering contributions and distributions during the quarter. This makes the calculation tantamount to a quarterly compounded growth rate. Interpolated and extended data are not used in this calculation. Preliminary data is available only for the Global Benchmarks report and will be published when NAV captured nears 50% of the expected NAV for all private capital funds with cash flow history. Quarterly return = [(NAV at end of quarter + distributions during the quarter - contributions during the quarter)/NAV at the beginning of the quarter ] - 1 The Fund believes that comparisons to public market indices provides useful information to investors. However, investors should be aware of limitation of the comparisons which provide only one approach to comparison of returns. Prospective investors should consider comparisons to other indices & benchmarks. Indices are provided for illustrative purposes only. Private equity index returns do not represent Fund performance. Fund will not have exposure to many funds comprising the index.

FlowStone + WTW Important Disclosures 25 This document was prepared for general information purposes only and does not take into consideration individual circumstances. The information contained herein should not be considered a substitute for specific professional advice. In particular, its contents are not intended by Towers Watson Investment Services, Inc., and its parent, affiliates, and their respective directors, officers, and employees (“Willis Towers Watson”) to be construed as the provision of investment, legal, accounting, tax or other professional advice or recommendations of any kind, or to form the basis of any decision to do or to refrain from doing anything. The information included in this presentation is not based on the particular investment situation or requirements of any specific trust, plan, fiduciary, plan participant or beneficiary, endowment, or any other fund; any examples or illustrations used in this presentation are hypothetical. As such, this document should not be relied upon for investment or other financial decisions and no such decisions should be taken on the basis of its contents without seeking specific advice. Willis Towers Watson does not intend for anything in this document to constitute “investment advice” within the meaning of 29 C.F.R. § 2510.3-21 to any employee benefit plan subject to the Employee Retirement Income Security Act and/or section 4975 of the Internal Revenue Code. This document is based on information available to Willis Towers Watson at the date of issue and takes no account of subsequent developments. In addition, past performance is not indicative of future results. In producing this document Willis Towers Watson has relied upon the accuracy and completeness of certain data and information obtained from third parties. This document may not be reproduced or distributed to any other party, whether in whole or in part, without Willis Towers Watson’s prior written permission, except as may be required by law. Views expressed by other Willis Towers Watson consultants or affiliates may differ from the information presented herein. Actual recommendations, investments or investment decisions made by Willis Towers Watson, whether for its own account or on behalf of others, may differ from those expressed herein.

FlowStone + WTW Important Information 26 BEFORE INVESTING YOU SHOULD CAREFULLY CONSIDER THE FUND’S INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES. THIS AND OTHER INFORMATION IS IN THE PROSPECTUS, A COPY OF WHICH MAY BE OBTAINED FROM FLOWSTONE PARTNERS AT 312-429-2488 PLEASE READ THE PROSPECTUS CAREFULLY BEFORE YOU INVEST. The Shares are speculative and illiquid securities involving substantial risk of loss. An investment in the Fund is appropriate only for those investors who do not require a liquid investment, for whom an investment in the Fund does not constitute a complete investment program, and who fully understand and can assume the risks of an investment in the Fund. Investors should carefully review and consider potential risks before investing. The Fund has been organized as a non-diversified, closed-end management investment company and designed primarily for long-term investors. An investor should not invest in the Fund if the investor needs a liquid investment. The Fund could experience fluctuations in its performance due to several factors. As a result of these factors, results for any previous period should not be relied upon as being indicative of performance in future periods. The Fund Investments may include low grade or unrated debt securities (“high yield” or “junk” bonds or leveraged loans) or investments in securities of distressed companies. Such investments involve substantial, highly significant risks. The Fund may invest in mezzanine debt instruments, which are expected to be unsecured and made in companies with capital structures having significant indebtedness ranking ahead of the investments, all or a significant portion of which may be secured. The Portfolio Fund Managers and (subject to applicable law) the Fund may employ leverage through borrowings or derivative instruments and are likely to directly or indirectly acquire interests in companies with highly leveraged capital structures. The Fund and Portfolio Fund Managers may use derivatives and the use of derivative instruments for hedging or speculative purposes by the Fund or the Portfolio Fund Managers could present significant risks, including the risk of losses in excess of the amounts invested. The overall performance of the Fund's secondary investments will depend in large part on the acquisition price paid, which may be negotiated based on incomplete or imperfect information. Secondary investments may also incur contingent liability risk and syndicate risk. Potential lack of diversification and resulting higher risk due to concentration of allocation authority when a single adviser is utilized. The Adviser does not control the investments or operations of the Portfolio Funds. For a complete discussion of risks please review the prospectus carefully. FlowStone Funds are distributed by Distribution Services, LLC. Not affiliated with FlowStone Partners or Willis Towers Watson.